Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 27, 2015, CommScope Holding Company, Inc. (CommScope) announced that it had entered into an agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless business, also known as their Broadband Network Solutions business (BNS) in an all-cash transaction valued at approximately $3.0 billion.

The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of CommScope and BNS. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the acquisition method of accounting with CommScope treated as the acquirer and as if the acquisition had been completed on January 1, 2014 for purposes of the pro forma condensed combined statement of operations and on December 31, 2014 for purposes of the pro forma condensed combined balance sheet. The pro forma condensed combined balance sheet as of December 31, 2014 is based on CommScope’s consolidated balance sheet as of December 31, 2014 and BNS’ combined balance sheet as of its fiscal year end of September 26, 2014. The pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on CommScope’s consolidated statement of operations for the year ended December 31, 2014 and BNS’ combined statement of operations for its fiscal year ended September 26, 2014. Therefore, BNS’ combined balance sheet as of December 26, 2014 and combined results of operations for the three months ended December 26, 2014 do not appear in the pro forma financial statements.

As of the date of this filing, CommScope has not performed the detailed valuation studies necessary to derive the required estimates of the fair market value of the BNS assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has CommScope identified the adjustments necessary, if any, to conform BNS accounting policies to those of CommScope. As indicated in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements, CommScope has made certain adjustments to the historical book values of the assets and liabilities of BNS to reflect preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the estimated purchase price over the net assets of BNS, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these Unaudited Pro Forma Condensed Combined Financial Statements once CommScope has determined the final purchase price for BNS, completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for BNS. Such differences may be material.

These Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with:

•	CommScope’s audited consolidated financial statements and related notes thereto contained in CommScope’s Annual Report on Form 10-K for the year ended December 31, 2014 and

•	The audited combined financial statements of the BNS Business of TE Connectivity Ltd. as of September 26, 2014 and September 27, 2013 and for the years ended September 26, 2014, September 27, 2013 and September 28, 2012 included in Exhibit 99.1 to this Current Report on Form 8-K.

The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as being representative of the future consolidated results of operations or financial condition of the combined company.

The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of any future cost savings or synergies or restructuring or integration charges that are expected to result from the BNS acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	CommScope	BNS
Assets
Cash and cash equivalents	$729,321	$16,864	$(57,778)	A	$688,407
Accounts receivable, net	612,007	382,046			994,053
Inventories, net	367,185	239,157	44,317	B	650,659
Prepaid expenses and other current assets	67,875	70,803			138,678
Deferred income taxes	51,230	45,303	23,485	C	120,018

Total current assets	1,827,618	754,173	10,024		2,591,815

Property, plant and equipment, net	289,371	205,500	78,344	D	573,215
Goodwill	1,451,887	588,982	(588,982)	E	2,792,065
			1,340,178	F
Other intangible assets, net	1,260,927	241,217	(241,217)	E	2,410,927
			1,150,000	G
Other noncurrent assets	126,082	174,901	(87,536)	H	304,581
			58,750	I
			32,384	J

Total Assets	$4,955,885	$1,964,773	$1,751,945		$8,672,603

Liabilities and Stockholders’ Equity
Accounts payable	$177,806	$160,313	$—		$338,119
Other accrued liabilities	289,006	179,450	42,000	K	562,047
			51,591	L
Current portion of long-term debt	9,001	89,497	15,000	M	113,498

Total current liabilities	475,813	429,260	108,591		1,013,664
Long-term debt	2,698,724	89	2,970,000	M	5,668,813
Deferred income taxes	339,945	30,114	153,543	C	523,602
Other noncurrent liabilities	133,784	55,346			189,130

Total Liabilities	3,648,266	514,809	3,232,134		7,395,209

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—			—
Common stock	1,888	—			1,888
Additional paid-in capital	2,141,433	1,420,500	(1,420,500)	N	2,141,433
Retained earnings (accumulated deficit)	(741,519)	—	(30,225)	O	(771,744)
Accumulated other comprehensive income (loss)	(83,548)	29,464	(29,464)	N	(83,548)
Treasury stock, at cost	(10,635)	—			(10,635)

Total stockholders’ equity	1,307,619	1,449,964	(1,480,189)		1,277,394

Total Liabilities and Stockholders’ Equity	$4,955,885	$1,964,773	$1,751,945		$8,672,603

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2014

(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	CommScope	BNS
Net sales	$3,829,614	$1,938,739	$—		$5,768,353
Operating costs and expenses:
Cost of sales	2,432,345	1,235,469	(30,701)	P	3,647,868
			10,755	Q
Selling, general and administrative	484,891	383,080	1,434	Q	877,897
			8,492	R
Research and development	125,301	99,038	2,151	Q	226,490
Amortization of purchased intangible assets	178,265	—	119,345	S	297,610
Restructuring costs, net	19,267	39,176			58,443
Asset impairments	12,096	—			12,096

Total operating costs and expenses	3,252,165	1,756,763	111,476		5,120,404

Operating income	577,449	181,976	(111,476)		647,949
Other expense, net	(86,405)	—			(86,405)
Interest expense	(178,935)	(3,015)	(180,372)	T	(362,322)
Interest income	4,954	754	(532)	U	5,176

Income (loss) before income taxes	317,063	179,715	(292,380)		204,398

Income tax (expense) benefit	(80,291)	(105,823)	101,801	V	(71,883)
			12,430	W

Net income	$236,772	$73,892	$(178,149)		$132,515

Earnings per share:
Basic	$1.27				$0.71
Diluted	$1.24				$0.69

Weighted average shares outstanding:
Basic	186,905				186,905
Diluted	191,450				191,450

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, unless otherwise noted)

NOTE 1: BUSINESS COMBINATION

CommScope will account for the BNS acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the BNS acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The Unaudited Pro Forma Condensed Combined Financial Statements presented herein reflect the purchase price of $3.0 billion (adjusted for cash acquired and debt assumed, among other items). Although the purchase price is subject to a customary working capital adjustment, no such pro forma adjustment is reflected herein. See Note 2 for further discussion of the purchase price.

The Unaudited Pro Forma Condensed Combined Statement of Operations also includes certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, decreased interest income related to the expected use of cash and cash equivalents to complete the acquisition, amortization of deferred financing fees and accretion of original issue discounts incurred in connection with the additional debt and the tax impact of these pro forma adjustments.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect certain adjustments that are expected to result from the acquisition because they are considered to be of a non-recurring nature. These include the increased cost of goods sold that is expected to result from the write-up of the acquired inventory to its estimated fair value and transaction and integration costs expected to be incurred related to the acquisition.

CommScope expects to realize synergies following the acquisition that are not reflected in the pro forma adjustments. Such synergies may include certain costs that have historically been allocated to the BNS business. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. CommScope expects to incur integration and restructuring costs in conjunction with the integration of BNS. No adjustment for such costs has been reflected in the pro forma adjustments. Integration and restructuring costs recognized after the acquisition could be material to CommScope’s financial position and results of operations.

NOTE 2: PURCHASE PRICE AND FINANCING

For purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the BNS acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of BNS’ assets and liabilities, revisions to the estimated fair value of identified intangible assets acquired and changes in interest rates. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by CommScope and BNS. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the Unaudited Pro Forma Condensed Combined Financial Statements and may result in increased depreciation and/or amortization expense, which could be material.

The purchase price reflected in the pro forma condensed combined financial statements consists of the following:

Base purchase price	$3,000,000
Less: BNS debt assumed	(89,586)
Plus: BNS cash acquired	16,864
Plus: Pension adjustment (Note 3. L)	51,591
Plus: Deal related severance payable to seller	8,000

Total purchase price	$2,986,869

To finance the BNS acquisition, CommScope expects to borrow up to $3.0 billion, composed of up to $1.5 billion in senior notes and up to $1.5 billion of additional senior secured term loans. CommScope may be required to begin incurring interest on the new debt by July 2015, even though the transaction may not have closed. For purposes of the pro forma financial statements, the senior notes and the senior secured term loan are assumed to have a weighted average interest rate of 5.50%. To the extent the senior notes and term loan are funded prior to closing the BNS acquisition or the actual interest rates are higher than estimated, additional interest expense will be incurred and such expense could be material. See note T below.

PURCHASE PRICE ALLOCATION

Book value of net assets acquired	$1,449,964
Less: Write off of BNS existing intangibles and goodwill, net of deferred tax	(721,748)
Less: Remove U.S. net operating losses and tax credit carryforwards not acquired	(195,987)
Establish asset for seller’s indemnification of income tax liabilities	32,384
Establish liability for estimated statutory change in control payments	(42,000)

Adjusted book value of net assets acquired	522,613
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	44,317
Increase property, plant and equipment to estimated fair value	78,344
Identifiable intangible assets at estimated fair value	1,150,000
Increase in net deferred tax liabilities	(148,583)
Goodwill	1,340,178

Total purchase price	$2,986,869

NOTE 3: PRO FORMA ADJUSTMENTS

A.	Reflects the use of cash and cash equivalents of the combined entity to fund a portion of the acquisition costs. The amount of cash available to fund the acquisition at the closing of the transaction will depend on the operating results, working capital needs and capital expenditures prior to the closing, among other factors. To the extent that the amount borrowed to finance the acquisition is less than the $3.0 billion presented herein, additional existing cash and cash equivalents will be used to fund the acquisition and related costs. For each $100.0 million reduction in borrowings, annual interest expense would be reduced by an estimated $5.7 million (based on the weighted average interest rate assumptions above). The table below summarizes the expected sources and uses of cash related to the BNS acquisition.

Summary of expected Sources and Uses of Cash

New term loan (net of OID)	$1,485,000	Total purchase price	$2,986,869
New senior notes	1,500,000	Purchase price payable (Note 3. L)	(51,591)
Cash on hand	57,778	Transaction costs	48,750
		Debt issuance costs	58,750

Total Sources	$3,042,778	Total Uses	$3,042,778

The use of cash on hand does not reflect the amounts that may be used to settle the debt assumed in the acquisition or payment of the statutory change in control liabilities established as of the acquisition date.

B.	Reflects an adjustment to record the BNS inventory at its estimated fair value. For purposes of the pro forma balance sheet as of December 31, 2014, CommScope estimated the fair value of the BNS inventory based on BNS’ historical gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair market value of the BNS inventory as of the acquisition date may differ materially from the pro forma adjustment.

C.	Reflects the current and non-current deferred tax impacts of the pro forma adjustments related to the acquired assets and liabilities. The current deferred tax asset adjustment relates to the net impact of the inventory adjustment (note B), certain costs expensed upon acquisition (note O) and the tax effect of the pro forma adjustment for certain accrued liabilities assumed (note K). The non-current deferred tax liability adjustment represents the net impact of the property, plant and equipment adjustment (note D) and the tax impact of the pro forma adjustment for certain intangible assets (note G).

D.	Reflects the adjustment of the BNS property, plant and equipment to its estimated fair value as of December 31, 2014. CommScope’s adjustment is based on historical experience of similar acquisitions. The final adjustment to the BNS property, plant and equipment as of the acquisition date will be developed based on a more detailed analysis and the assistance of independent third party appraisers.

E.	Reflects the adjustment to eliminate the identified intangible assets (net of accumulated amortization) and goodwill from the BNS balance sheet as of December 31, 2014.

F.	Reflects the recognition of goodwill for the excess of purchase price over the estimated fair value of the identifiable net assets to be acquired. See the Purchase Price Allocation set forth in Note 2.

G.	Reflects the estimated fair value of identifiable intangible assets as of December 31, 2014. CommScope estimated the fair value of identifiable intangible assets by reference to what are believed to be acquisitions of comparable companies and the relationship of identifiable intangible assets to purchase price for the reference transactions. The identifiable intangible assets and their related useful lives are estimated as follows:

Identifiable Intangible Asset	Estimated Value (in millions)	Estimated Useful Life (in years)
Patents and technology	$325	7
Trademarks	150	9
Customer contracts and relationships	675	12

The identifiable intangible assets determined as of the acquisition date, their values and their useful lives are expected to differ from these pro forma estimates and such differences may be material.

H.	Reflects the elimination of deferred tax assets related to U.S. net operating loss and tax credit carryforwards not acquired (net of the related valuation allowance for these deferred tax assets) and the elimination of the deferred tax liability related to the BNS intangible assets (note E).

I.	Reflects the estimated deferred financing costs expected to be recognized by CommScope in conjunction with issuing debt to fund the acquisition.

J.	Reflects the establishment of an asset for the seller’s indemnification for certain pre-closing income tax liabilities.

K.	Reflects the maximum amount due for estimated employee-related liabilities, including statutory change in control payments that may be paid as a result of the transaction.

L.	Reflects additional purchase price payable related to the BNS net pension liability. CommScope is obligated to assume up to $60 million of net pension and related liabilities. To the extent net pension and related liabilities of less than $60 million are assumed, CommScope would owe such shortfall as additional purchase price. For purposes of these pro forma financial statements it is assumed that the excess of $60 million over the recorded net pension liability of $8.4 million would result in $51.6 million additional purchase price. To the extent that additional pension and related liabilities are assumed as of the acquisition date, there would be an offsetting reduction in the purchase price payable.

M.	Reflects the current and long-term portion of debt expected to be incurred to finance the acquisition. CommScope has entered into a commitment letter with a number of financial institutions to fund the acquisition. The debt reflected in the pro forma adjustment consists of $1.5 billion of senior notes and $1.5 billion of senior secured term loans, net of an estimated one percent original issue discount (OID) on the term loans. The current portion represents the anticipated one percent required annual repayment of the term loans. To the extent that the issuance of senior notes yields less than $1.5 billion, a senior unsecured bridge loan facility of up to $1.5 billion may be utilized.

N.	Reflects the elimination of the separate components of BNS’ equity.

O.	Reflects estimated acquisition-related costs of $30.0 million and fees associated with the bridge financing of $18.8 million charged to expense at the time of acquisition, net of related income tax benefit. This pro forma adjustment reflects the expectation that the bridge loan facility will not be utilized. The initial interest rate for the bridge loan facility is LIBOR plus 6.00%, with a LIBOR floor of 0.75%. Under certain circumstances, the interest rate on the bridge loan facility could be higher, subject to an agreed upon cap.

P.	Reflects the reversal of the amortization of identifiable intangible assets previously recorded by BNS that are eliminated in adjustment E above.

Q.	Reflects the estimated additional depreciation as a result of increasing the value of BNS’ property, plant and equipment to estimated fair value (note D). The adjustment assumes an estimated 30-year life for building and improvements and a 5-year weighted average life for machinery and equipment assets. The allocation among income statement line items is based on an estimate of asset utilization.

R.	Reflects the estimated incremental equity-based compensation expense for grants expected to be made as of the acquisition date to TE Connectivity employees transferring to CommScope.

S.	Reflects the estimated amortization expense of identifiable intangible assets, based on the preliminary valuation and estimated useful lives per note G above.

T.	Reflects the estimated interest expense (including amortization of deferred financing fees and original issue discount) associated with the debt expected to be incurred to fund the acquisition as per note M above, using the estimated weighted average interest rate of 5.50% for the new term loans and the new senior notes and an estimated incremental increase in the interest rate on the existing CommScope term loans. The interest rate on CommScope’s existing term loans is LIBOR plus a margin of 2.50%. The 2018 term loan has a LIBOR floor of 0.75%. To the extent the margin on the new term loans exceeds the 2.50% margin on CommScope’s existing term loans by more than 0.50%, the interest rate on CommScope’s existing term loans will be adjusted to the margin on the new term loan less 0.50%. The effect of a 25 basis point increase in the estimated interest rates on the new debt would result in an estimated $9.7 million increase in pretax interest expense for the year ended December 31, 2014 (including the impact on the existing term loans of a 25 basis point increase in the margin on the new term loan).

U.	Reflects the reversal of interest income recognized by CommScope and BNS related to the cash assumed to be used to fund the acquisition per note A above.

V.	Reflects the income tax impact of the pro forma adjustments at their estimated effective tax rates.

W.	Reflects the elimination from the BNS historical tax provision of the estimated additional valuation allowance established related to certain net operating loss and tax credit carryforwards not acquired and eliminated in note H above.